UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

BONE BIOLOGICS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Information Statement, if other than the Registrant)

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[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ACTION TO BE TAKEN WITHOUT A MEETING

Dear Stockholders:

The purpose of this letter and the enclosed Information Statement is to inform you that stockholders holding a majority of the voting power of the common stock of Bone Biologics Corporation (the “Company”) have executed a written consent in lieu of a meeting to approve an amendment to our certificate of incorporation to approve a reverse split of the Company’s outstanding common stock at a ratio of 1-for-10.

Our board of directors has authorized the amendment and stockholders holding a majority of the voting power of our common stock have executed a written consent approving the amendment. The consent we have received constitutes the only stockholder approval required under Delaware corporate law and our certificate of incorporation and bylaws, as presently in effect. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, this amendment will not become effective until at least 20 days after the accompanying information statement has been distributed to the stockholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

Because the written consent of holders of a majority of the voting power of our common stock approving the amendment satisfies all applicable stockholder voting requirements, we are not asking you for a Proxy; please do not send us one. We are furnishing this Information Statement to you solely to inform you of the approval of the amendment by the holders of the voting power of our common stock. No action is required by you.

The Information Statement is for information purposes only — Please read it carefully.

June 25, 2018	By Order of the board of directors,

/s/ BRUCE STROEVER
Bruce Stroever
Chairman of the Board of Directors

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BONE BIOLOGICS CORPORATION
2 Burlington Woods Drive, Suite 100
Burlington, MA 01803

INFORMATION STATEMENT

June 25, 2018

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

General Information

This Information Statement is expected to be mailed on or about June 25, 2018 to the stockholders of record of Bone Biologics Corporation (the “Company”), at the close of business on June 11, 2018 (the “Record Date”). This Information Statement is being sent to you for information purposes only. No action is requested or required on your part.

This Information Statement is being furnished to you to inform you that holders of shares representing a majority of the voting power of shares of our securities have adopted, by written consent, resolutions authorizing us to take the following action (the “Proposal”):

Reverse Split. To approve and adopt an amendment to the Company’s Certificate of Incorporation to approve a reverse split (the “Reverse Split”) of the Company’s outstanding common stock at a ratio of 1 for 10.

We will bear the expenses relating to this Information Statement, including expenses in connection with preparing and mailing this Information Statement and all documents that now accompany or may in the future supplement it. We have asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Only one Information Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of this Information Statement or by calling our principal executive offices at 781-552-4452. If multiple stockholders sharing an address have received one copy of this Information Statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

Forward Looking Statements

This Information Statement and other reports that we file with the SEC contain forward-looking statements about our business containing the words “believes,” “anticipates,” “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this Information Statement.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF THE INFORMATION

STATEMENT: THIS INFORMATION STATEMENT WILL BE AVAILABLE ON THE

COMPANY’S WEB SITE AT WWW.BONEBIOLOGICS.COM

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware law and our certificate of incorporation and bylaws, no stockholder has any right to dissent to the Proposal, and no stockholder is entitled to appraisal of or payment for their shares of our stock.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, our authorized capitalization consisted of 100,000,000 shares of common stock (the “Common Stock”), of which 44,537,403 shares were issued and outstanding and 20,000,000 shares of Preferred Stock of which no shares are outstanding.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the stockholders.

CONSENTING STOCKHOLDERS

The approval of the Proposal requires the consent of the holders of a majority of the voting power of the Common Stock entitled to vote. The Delaware General Corporation Law generally provides that any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

In order to eliminate the costs and management time involved in soliciting and obtaining proxies to approve the Proposal and in order to effectuate the Proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize, and did in fact obtain, the written consent of the holders of a majority of the voting power of the Company. Approval of the Proposal was obtained as of June 8, 2018 by written consent of the holders of shares representing 66.28% of the voting power.

No consideration was paid for the consent of any consenting stockholder.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our Common Stock please refer to our articles of incorporation, and bylaws that we have filed with the SEC.

We are authorized to issue 100,000,000 shares of Common Stock, $0.001 par value per share, and 20,000,000 shares of Preferred Stock, par value $0.001.

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Common Stock

Voting. Each holder of Common Stock shall have one vote in respect of each share of stock held of record on the books of the corporation for the election of directors and on all matters submitted to a vote of our stockholders.

Dividends. The holders of shares of Common Stock shall be entitled to receive, when and if declared by the board of directors, out of our assets which are by law available for dividends, dividends payable in cash, property or shares of capital stock.

Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of our affairs, holders of Common Stock shall be entitled, unless otherwise provided by law or our articles of incorporation, including any certificate of designations for a series of preferred stock, to receive all of our remaining assets of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

Other Rights and Restrictions. Holders of our Common Stock do not have preemptive rights, and they have no right to convert their Common Stock into any other securities. Our Common Stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that we may issue in the future.

Preferred Stock

The preferred stock may be issued in one or more series and our Board of Directors, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

APPROVAL OF REVERSE SPLIT

Background

Pursuant to a Securities Purchase Agreement dated as of June 11, 2018 (the “Purchase Agreement”) between the Company and Hankey Capital, LLC (“HIC”). HIC agreed to purchase up to 3,869,979 shares of the Company’s Common Stock at $1.00 per share (the “Purchase Price”) after giving effect to the Reverse Split (the “Common Stock Offering”) and up to $2,000,000 of the Company’s Convertible Notes (the “Convertible Notes”) (the “Note Offering”). The Convertible Notes will bear interest and be payable on a monthly basis at a rate equal to the greater of (i) the Prime Rate plus 4%, or (ii) 8.5%. At any time prior to the maturity date of the Convertible Notes, all principal and interest due under the Convertible Notes may be converted, at the option of the holder thereof, into shares of the Company’s Common Stock at a price per share equal to the Purchase Price. Upon a change in control of the Company, all outstanding principal but unpaid interest under the Convertible Notes shall be due and payable, and shall be, at the election of the holder thereof, (i) paid in cash by the Company, or (ii) converted into shares of the Company’s Common Stock at a price per share equal to the Purchase Price. The Convertible Notes will be secured by (i) a security interest in all assets of the Company, and (ii) a pledge of collateral shares of Common Stock to be issued by the Company, in an amount sufficient to maintain a loan to value ratio of no greater than 50%. Under the Purchase Agreement, the closing of the Common Stock Offering and Note Offering (collectively, the “Offerings”) is conditional on the Company offering to each existing stockholder the right to participate in each of the Offerings for an amount up to such stockholders pro-rata ownership percentage in the Company (the “Rights Offering”) with such right to be exercisable for a period of no less than fifteen days following the mailing of written notice of the Rights Offering to the Company’s stockholders. The Company is also required to effect the Reverse Split as a condition to the Closing of the Offerings. Accordingly, the Reverse Split is necessary for us to comply with the Purchase Agreement. The amount of each of the Offerings that HIC is required to purchase under the Purchase Agreement will be reduced by the respective amounts purchased by the Company’s stockholders pursuant to the Rights Offering.

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As a result of the foregoing, the Company’s board of directors and stockholders representing 66.28% of the Company’s voting power have approved the Reverse Split.

Effects of the Reverse Stock Split

After the effective date of the Reverse Split, each common stockholder will own a reduced number of shares of our common stock. Without taking into account fractional shares that will be rounded up to the nearest whole share as described below, based on the number of shares of common stock outstanding as of the Record Date, there will be a reduction in the number of outstanding common shares from 44,537,403 shares to 4,453,740 shares, before giving effect to the Offerings.

The Reverse Split will reduce the number of shares of our common stock issuable in connection with the Offerings and upon exercise of outstanding stock awards under our outstanding compensation plans in proportion to the exchange ratio of the Reverse Split and will effect a proportionate increase in the exercise price of outstanding stock options. In connection with the Reverse Split, the number of shares of our common stock issuable upon exercise of outstanding stock awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. The Reverse Split would have a similar effect upon our outstanding warrants. The Reverse Split will also reduce the number of our shares issuable in connection with the exercise of the Company’s Convertible Notes and increase the conversion prices by the exchange ratio of the Reverse Split.

The table below sets forth the number of shares of Common Stock outstanding and issuable before and after the Reverse Split.

	Before Reverse Split	Reverse Split After
Authorized	100,000,000	100,000,000
Issued and Outstanding	44,537,403	4,453,740
Options	9,603,280	960,328
Warrants	8,788,454	878,845
Convertible Notes	5,696,203	569,620

The Reverse Split will affect all of our common stockholders uniformly and will not affect any common stockholder’s percentage ownership interest in us, except to the extent that the Reverse Split results in any of our common stockholders owning a fractional share as described below. The voting rights and other rights and preferences of the holders of our common stock will not be affected by the Reverse Split. The number of stockholders of record will not be affected by the Reverse Split. The par value of our common stock would remain unchanged.

The Proposal to effect the Reverse Split will not proportionately change the number of authorized shares of our common stock. As a result, one of the effects of the Reverse Split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in us being able to issue more shares without further stockholder approval.

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Although we believe that the Reverse Split may be in the best interests of the Company and our stockholders, once implemented, the Reverse Split may result in some stockholders owning “odd-lots” of less than 100 shares. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

Additional Risks Associated with the Reverse Split

There can be no assurance that the market value per share of our common stock after the Reverse Split will increase and/or remain higher than the current market value per share of our common stock at any time or for any period of time after the Reverse Split or that our total market capitalization after the Reverse Split will be equal to or greater than our total market capitalization before the Reverse Split.

There can be no assurance that the market value per share of our common stock after the Reverse Split will be increased by a multiple equal to the Reverse Split ratio, or increase at all, or remain constant in proportion to the reduction in the number of outstanding shares of our common stock immediately prior to the Reverse Split or any increase in the market per share of our common stock after the Reverse Split. Accordingly, our total market capitalization after the Reverse Split could be lower than our total market capitalization before the Reverse Split and, in the future, the market value per share of our common stock after the Reverse Split may not exceed and/or remain higher than the current market value per share of our common stock immediately prior to the Reverse Split. In many cases, the total market capitalization of a company immediately after a Reverse Split is lower than the total market capitalization immediately prior to the Reverse Split.

When the Reverse Split is implemented, the resulting per-share price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of these investors, and consequently, the trading liquidity of our common stock may not improve.

While we believe that a higher stock price may help generate investor interest in our common stock, the Reverse Split may not result in a stock price that will attract institutional investors or investment funds or satisfy the investing guidelines of institutional investors or investment funds. A decline in the market price of our common stock after the Reverse Split may result in a greater percentage decline than would occur in the absence of the Split. If the Reverse Split is implemented and the market price of our common stock declines, the percentage decline may be greater than would occur in the absence of the split. The market price of our common stock is also based on our performance and other factors, which are unrelated to the number of shares of common stock outstanding.

Implementation of the Reverse Split

We intend to file the amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware with respect to the Reverse Split upon the expiration of the twenty-day waiting period from the mailing of this Information Statement. Except as explained below with respect to fractional shares, on the effective date, each number of specific shares of our common stock will be combined and converted, automatically and without any action on the part of the stockholders, into one share of common stock. Beginning on the effective date, each certificate representing old shares will be deemed for all corporate purposes to evidence ownership of new shares, if approved.

As soon as practicable after the effective date, stockholders will be notified that the Reverse Split has been effected. Our transfer agent will act as exchange agent for the Reverse Split for purposes of implementing the exchange of stock certificates. Holders of old shares may (but will not be required to) surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our transfer agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

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Payment for Fractional Shares

We will not issue any fractional shares in connection with the Reverse Split. Instead, any fractional share resulting from the Reverse Split will be rounded up to the nearest whole share.

U.S. Federal Income Tax Consequences

The following is a summary of important U.S. federal tax considerations of the proposed Reverse Split. It addresses only stockholders who hold the pre-Reverse Split shares and post-Reverse Split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-Reverse Split shares as part of a straddle, hedge or conversion transaction, stockholders who hold the pre-Reverse Split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, or the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-Reverse Split shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign and other laws. We have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Split.

ACCORDINGLY, ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE SPLIT.

We believe that a stockholder generally will not recognize gain or loss on the Reverse Split. The aggregate tax basis of the post-Split shares received will be equal to the aggregate tax basis of the presplit shares exchanged therefor, and the holding period of the post-Split shares received will include the holding period of the pre-Split shares exchanged. No gain or loss will be recognized by us as a result of the Reverse Split.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSAL

Except as described below, no director, executive officer, associate of any director or executive officer, or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the Proposal to which is not shared by all other holders of the Company’s Common Stock. See “Stockholdings of Certain Beneficial Owners, Directors and Management.” Bret Hankey, a director of the Company, is the President of the Hankey Group and is the Vice Chairman and Executive Vice President of the Westlake Financial Services, a member of the Hankey Group. The Hankey Group is an affiliate of HIC. Pursuant to the Purchase Agreement, Don Hankey, the CEO/Chairman of Hankey Group will become the Chairman of the Board of the Company after consummation of the Offerings, and the Company’s Chief Executive Officer will report to him.

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STOCKHOLDINGS OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information, as of June 11, 2018, regarding the beneficial ownership of our common stock by:

●	each person known by us to be a beneficial owner of more than five percent of our outstanding common stock;

●	each of our directors and director nominee;

●	each of our named executive officers; and

●	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner or Identity of Group	Title of Class	Shares(1)		Percentage

5% or greater stockholders:

The Musculoskeletal Transplant Foundation, Inc. 175 May Street Edison, NJ 08837	Common Stock	15,635,758	(2)	34.5%

Don R. Hankey 4751 Wilshire Blvd #110 Los Angeles, CA 90010	Common Stock	3,644,032	(3)	8.2%

Hankey Capital, LLC 4751 Wilshire Blvd #110 Los Angeles, CA 90010	Common Stock	3,194,032	(15)	6.7%

AFH Holding & Advisory, LLC 6363 Lunita Road, Malibu, CA 90265	Common Stock	3,705,925	(4)	8.0%

Amir Heshmatpour, 6363 Lunita Road, Malibu, CA 90265	Common Stock	7,648,318	(5)	16.6%

H & H Funding LLC, 6363 Lunita Road, Malibu, CA 90265	Common Stock	2,742,393		6.2%

Dr. Bessie (Chia) Soo 115 N. Doheny Dr. Beverly Hills, CA 90211	Common Stock	4,018,856	(6)	8.8%

Orthofix Holdings Inc. 3451 Plano Parkway Lewisville, TX 75056	Common Stock	2,314,378	(7)	5.2%

Executive Officers and Directors:

Stephen LaNeve, 2 Burlington Woods Drive, Ste 100, Burlington, MA 01803	Common Stock	2,619,481	(8)	5.6%

Jeffrey Frelick, 2 Burlington Woods Drive, Ste 100, Burlington, MA 01803	Common Stock	1,309,741	(9)	2.9%

Deina H. Walsh, 2 Burlington Woods Drive, Ste 100, Burlington, MA 01803	Common Stock	550,355	(10)	1.2%

Bruce Stroever 175 May Street, Suite 400 Edison, NJ 08837(11)	Common Stock	-		-

John Booth, 2 Burlington Woods Drive, Ste 100, Burlington, MA 01803	Common Stock	129,210	(12)	0.3%

Jimmy Delshad, 2 Burlington Woods Drive, Ste 100, Burlington, MA 01803	Common Stock	149,210	(13)	0.3%

Bret Hankey, 2 Burlington Woods Drive, Ste 100, Burlington, MA 01803	Common Stock	150,000		0.3%

Total Officers and Directors as a Group (7 persons)	Common Stock	4,907,996	(14)	10.0%

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(1)	Based on 44,395,997 issued and outstanding shares. The number of shares issued and outstanding that was used to calculate the percentage ownership of each listed person includes the shares underlying convertible debt, stock options and warrants that are exercisable 60 days from our report date.

(2)	Consists of 14,792,375 shares, 793,383 shares underlying warrants exercisable within 60 days and 50,000 shares underlying stock options exercisable within 60 days.

(3)	Consists of 450,000 shares owned by Don R. Hankey, Trustee of the Don Hankey Trust over which Mr. Hankey has voting and investment control and 3,194,032 shares held by Hankey Capital, LLC over which Mr. Hankey has voting and investment control. This amount does not include the 11,392,407 shares that were issued in connect with the possible conversion of the three (3) convertible notes payable to Hankey Capital and 5,577,340 shares underlying warrants in accordance with provisions limiting the exercise/conversion thereof.

(4)	Includes 1,632,596 shares underlying warrants exercisable within 60 days.

(5)	Consists of (a) 2,073,329 shares beneficially owned by AFH Holding of which Mr. Heshmatpour is the sole member and over which he has sole voting and investment control, (b) 300,000 shares owned by KIG LLC of which Mr. Heshmatpour’s spouse is the sole member and over which she has sole voting and investment control (c) 900,000 shares owned by Mr. Heshmatpour’s children and (d) 2,742,393 shares owned by H&H Funding LLC, of which Mr. Heshmatpour is a member and over which he has voting and investment control.

(6)	Includes 119,318 shares underlying warrants exercisable within 60 days, 458,367 shares underlying stock options exercisable within 60 days and 458,367 shares underlying stock options exercisable within 60 days held by her husband.

(7)	Includes 458,334 shares underlying warrants exercisable within 60 days.

(8)	Includes 2,619,481 shares underlying stock options exercisable within 60 days.

(9)	Includes 1,309,741 shares underlying stock options exercisable within 60 days.

(10)	Includes 550,355 shares underlying stock options exercisable within 60 days.

(11)	Mr. Stroever is the President and Chief Executive Officer of the Musculoskeletel Transplant Foundation, Inc. (MTF) and, as such, advises MTF with respect to voting and investment decisions relating to the shares of the Company owned by MTF but does not have or share voting and investment power over such shares. Mr. Stroever disclaims beneficial ownership of any shares owned by MTF.

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(12)	Includes 129,210 shares underlying stock options exercisable within 60 days.

(13)	Includes 149,210 shares underlying stock options exercisable within 60 days.

(14)	Includes 4,402,899 shares underlying stock options exercisable within 60 days.

(15)	Consists of 3,194,032 shares held by Hankey Capital, LLC over which Mr. Hankey has voting and investment control. This amount does not include the 11,392,407 shares that were issued in connect with the possible conversion of the three (3) convertible notes payable to Hankey Capital and 5,577,340 shares underlying warrants in accordance with provisions limiting the exercise/conversion thereof.

PROPOSALS BY SECURITY HOLDERS

As of the date of this Information Statement, no proposals have been received by the Company.

ADDITIONAL INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the offices of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or may be accessed at www.sec.gov. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330.

We will provide, upon request and without charge, to each stockholder receiving this Information Statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and a copy of our Quarterly Report on Form 10-Q for the three months ended March 31, 3018, including the financial statements, as filed with the SEC. You are encouraged to review the Annual Report, the Quarterly Report and any subsequent information we filed or will file with the SEC and other publicly available information.

June 25, 2018	By Order of the board of directors,

/s/ BRUCE STROEVER
Bruce Stroever
Chairman of the Board of Directors

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